Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 20, 2010, between Faneuil, Inc., a company incorporated under the laws of Delaware (the "Company") and Anna Van Buren (the "Executive").
WHEREAS, the Company and the Executive are signatories to an Agreement dated as of February 23, 2007 (with all appendices and amendments thereto, the "Prior Agreement"); and

WHEREAS, the Company and the Executive desire to enter into a new contractual arrangement whereby the Company will employ the Executive on the terms and conditions set forth in this Agreement, such that the Prior Agreement shall be superseded and of no further force and effect; and

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement;
Accordingly, in consideration of the mutual covenants set out herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the Company and the Executive hereby agree as follows:
1.Employment, Duties and Acceptance.

1.1    Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as Chief Executive Officer or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such duties as are consistent with such position as may be assigned to the Executive by the Board of Directors or similar managing entity of the Company (the "Board"). The Executive shall serve as a Director of the Board and that of any subsidiary for no additional compensation or benefits.

1.2    Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during the Term, as an officer and director of the Company and of any subsidiary of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board, as the case may be. The Executive hereby represents and warrants that the Executive is not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by the Executive's performance of services hereunder.

1.3    Location. The duties to be performed by the Executive hereunder shall be performed primarily at the offices of the Company in Norfolk, Virginia and Florida, subject to reasonable travel requirements on behalf of the Company.

2.Term of Employment.

2.1    The Term. This Agreement and the term of the Executive's employment under this Agreement (the "Term") shall become effective as of January 1, 2010 (the "Effective Date") and will continue for a period of three (3) years from the Effective Date (the final date of the three (3) year period being referred to herein as the "Termination Date"), subject to earlier termination pursuant to Section 4.

2.2    Non-renewal of Term. The Term shall end earlier than the Termination Date provided in Section 2.1 if sooner terminated pursuant to Section 4. Expiration of the Term shall not be deemed to be a termination of this Agreement entitling the Executive to receive severance benefits or any other additional payment except as provided herein.

3.Compensation; Benefits.

3.1    Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive a base salary, payable in accordance with the Company's normal payroll practices, at the annual rate of $400,000 less such deductions or amounts to be withheld as required by applicable law (the "Base Salary"). The Board shall, at least annually, review the Base Salary, and consider an increase as appropriate, in light of the circumstances. Any such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement. All monetary references in this Agreement are to U.S. Dollars.

3.2     Incentive Compensation

3.2.1    Annual Bonus. The Executive shall be eligible for a performance-based annual bonus for each fiscal year of the Term (the "Annual Bonus") based on Consolidated EBITDA thresholds determined by the Board or on any other basis as determined by the Board in its reasonable discretion. Subject to Section 4 below, an Annual Bonus, if earned in accordance with this Agreement, shall be paid no later than the fifteenth (15th) day of the third (3rd) month following the fiscal year with respect to which the Annual Bonus was earned. Notwithstanding the foregoing, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), may be applicable, such Annual Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Annual Bonus to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.

For the purposes of this Agreement, "Consolidated EBITDA" means for any fiscal year of the Company, consolidated net income for such fiscal year plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such fiscal year, the sum of (i) income tax expense, (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions (to the extent not already captured in interest expense), discounts and other fees and charges associated with indebtedness, (iii) depreciation and amortization expense, (iv) any extraordinary non-cash expenses or losses, and (v) any costs and expenses incurred in connection with the compensation of the Chairman of the Board of Directors of the Company, and minus (x) to the extent included in the statement of such consolidated net income for such period, the sum of (a) interest income, (b) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), and (c) income tax credits (to the extent not netted from income tax expense) and (y) any cash payments made during such period in respect of items described in clause (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated net income, all as determined on a consolidated basis, all of the foregoing to be determined by the Board. For the purposes of determining compensation milestones for any fiscal year pursuant to the terms of the Annual Bonus or the LTIP (defined below), Consolidated EBITDA will be adjusted by the Board as appropriate for material acquisitions or dispositions of any business or assets of or by the Company or its subsidiaries for such fiscal year and thereafter.
3.2.2    Long Term Incentive Plan. From January 1, 2010 to December 31, 2012 (the "LTIP Period"), the Executive shall participate in the Company's Long Term Incentive Plan ("LTIP"). Pursuant to the terms of the LTIP, the Executive shall be eligible to receive an award (the "LTIP Award") equal to 7.5% of Cumulative Consolidated EBITDA earned by the Company in excess of Targeted Cumulative Consolidated EBITDA. "Targeted Cumulative Consolidated EBITDA" shall have the meaning set forth on Schedule A attached hereto. "Cumulative Consolidated EBITDA" means the sum of Consolidated EBITDA earned in each fiscal year during the LTIP Period. The LTIP Award shall vest on the last day of the LTIP Period, provided that the Executive is employed with the Company on such date, unless the Executive is terminated without Cause or resigns for Good Reason prior to the last day of the LTIP Period, or this Agreement has terminated because of the death or disability of the Executive prior to the last day of the LTIP Period, in which case no such requirement shall apply, and Executive shall receive a pro-rated LTIP Award equal to the LTIP Award multiplied by a fraction, the numerator of which is the number of days elapsed between the first day of the LTIP Period and the date of termination of employment, and the denominator of which is 1095. The LTIP Award (or pro-rated LTIP Award, applicable) shall be paid in a lump sum to the Executive as soon as practicable following the last day of the LTIP Period, but in no event on a date that is more than two and a half months from the last day of the LTIP Period. Notwithstanding the foregoing, to the extent that Section 162(m) of the Code may be applicable, the LTIP (and any subsequent Long Term Incentive Plan) shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the LTIP to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.

3.3    Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers; provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board, and in such event the Board will so notify the Executive in a timely manner and such maximum shall only apply vis-à-vis the Executive for expenses incurred after receipt of such notification from the Board.

3.4    Vacation. The Executive shall be entitled to paid vacation annually to be taken in accordance with the vacation policy of the Company.

3.5    Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive is eligible under any qualified pension plan, medical, welfare and other group insurance or fringe benefit plans which the Company provides from time to time to its executive employees.

3.6    Indemnity. The Company shall indemnify the Executive with respect to any actions taken or failed to be taken by the Executive after the Effective Date of the Prior Agreement in the course of her employment with the Company and consistent with her obligations pursuant to this Agreement to the fullest extent permitted by applicable law.

4.Termination.

4.1    Death. The Term shall terminate forthwith upon the Executive's death. The Company shall pay to the Executive's estate: (i) any Base Salary earned but not paid; (ii) pro-rated Annual Bonus for the year in which termination occurred if the Executive would have been eligible to receive such bonus hereunder (including due to satisfaction by the Company of performance milestones) had the Executive been employed at the time such Annual Bonus is normally paid, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus is paid to other executives, (iii) Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus is paid to other executives; and (iv) a pro rated LTIP award, pursuant to Section 3.2.2 hereof. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except as may otherwise be permitted under the terms of the Company's benefit plans or as required by law.

4.2    Disability. If, during the Term the Executive is unable to perform her duties hereunder due to a physical or mental incapacity for a period of six (6) consecutive months within any twelve (12) month period (hereinafter a "Disability"), the Company shall have the right at any time thereafter to terminate the Term upon sending written notice of termination to the Executive. If the Company elects to terminate the Term by reason of Disability, the Company shall pay to the Executive promptly after the notice of termination: (i) any Base Salary earned but not paid; (ii) pro-rated Annual Bonus for the year in which termination occurred if the Executive would have been eligible to receive such bonus hereunder (including due to satisfaction by the Company of performance milestones) had the Executive been employed at the time such Annual Bonus is normally paid, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus is paid to other executives, (iii) Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid such due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus is paid to other executives and (iv) a pro rated LTIP award, pursuant to Section 3.2.2 hereof. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except as may otherwise be permitted under the terms of the Company's benefit plans or as required by law.

4.3    Cause. The Company may at any time by written notice to the Executive terminate the Term for "Cause" (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination as otherwise permitted under the terms of the Company's benefit plans or as required by law. For the purposes of this Agreement, "Cause" means: (i) continued willful neglect by the Executive of the Executive's material duties hereunder, (ii) conviction of the Executive of any felony or any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, (iii) willful misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder, (iv) commission of any act of fraud, personal dishonesty, disloyalty or defalcation that has a material adverse effect on the Company, or willful usurpation of a Company opportunity, (v) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, or (vi) failure to comply with a reasonable order, policy or rule that constitutes material insubordination to the Board.

4.4    Termination by Company without Cause. If the Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability), the Executive shall receive: (i) as severance pay, an amount equal to Base Salary through the later of (x) the three (3)-year anniversary of the Effective Date or (y) the one (1)-year anniversary of the date of termination (such applicable period, the "Severance Period"), payable ratably in accordance with the Company's normal payroll practices, (ii) continuation for a 12-month period following the date of termination of employment of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Employee as in effect on the date of termination, (iii) pro-rated Annual Bonus for the year in which termination occurred if the Executive would have been eligible to receive such bonus hereunder (including due to satisfaction by the Company of performance milestones) had the Executive been employed at the time such Annual Bonus is normally paid, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus is paid to other executives, and (iv) Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid such due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus is paid to other executives. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except as may otherwise be permitted under the terms of the Company's benefit plans or as required by law.

4.5    Termination by Executive. The Executive is required to provide the Company with thirty (30) days' prior written notice of termination to the Company. Upon termination of employment by the Executive for other than Good Reason, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except as may otherwise be permitted under the terms of the Company's benefit plans or as required by law.

4.6    Good Reason. The Executive may elect at any time during the Term to terminate her employment with the Company for Good Reason (following ten (10) days prior written notice delivered to the Company detailing the circumstances constituting Good Reason). "Good Reason" shall mean a material breach by the Company of its obligations under this Agreement. Upon termination by the Executive for Good Reason, the Executive shall be entitled to receive the same payments as if the Executive had been terminated by the Company without Cause as set forth in Section 4.4 of the Agreement.

4.7    Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary, to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive's execution of a general waiver and release, in a form mutually acceptable to the parties, of all claims except for such matters covered by the provisions of this Agreement which expressly survive the termination of this Agreement, including but not limited to the indemnification set forth in Section 3.6. Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive's execution, delivery and nonrevocation of the general waiver and release of claims within fifty-five days following the Executive's termination of employment (the "Release Condition"). Payments and benefits will commence five business days after the Release Condition is satisfied.

5.Protection of Confidential Information; Restrictive Covenants.

5.1    From the Effective Date, the Company will share with Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates. In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs and information of the Company not readily available to the public, including, without limitation, trade secret information and plans for future developments, the Executive agrees:
5.1.1    To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and
5.1.2    To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control, and not retain any copies, notes or summaries.
5.2    In support of Executive's commitments to maintain the confidentiality of the Company's confidential and trade secret information, (i) during the Term, and (ii) until the expiration of the Severance Period, as applicable, or otherwise the date which is twelve (12) months following termination of the Executive's employment for any reason, the Executive shall not, in the United States or in any other jurisdiction where the Company may then do business: (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business directly competitive with the business of the Company or of any of its respective subsidiaries; (b) engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder of more than five percent of the outstanding shares, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) directly or indirectly, solicit, encourage or cause any client, customer or supplier of the Company to cease doing business with the Company, or to reduce the amount of business such client, customer or supplier does with the Company or (d) directly or indirectly, solicit or encourage to cease to work with the Company, or directly or indirectly hire, any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the six (6) month period preceding such activity without the Company's written consent.
5.3    For purposes of Section 5 of this Agreement, the term "Company" includes the Company and its subsidiaries.
6.    Remedies for Breach of Section 5.

6.1    If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5 hereof, the Company shall have the following rights and remedies:

6.2    The right and remedy to have the provisions of this Agreement specifically enforced by any court or tribunal having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

6.3    In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4.4 will cease as of the date a determination has been made by a court of competent jurisdiction that a violation has occurred, subject to applicable law. In addition, if the Executive breaches any of the covenants contained in Section 5 and the Company obtains injunctive relief with respect thereto, the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

6.4    If any of the covenants contained in Section 5 or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

6.5    If any of the covenants contained in Section 5, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

7.    Non-Disparagement.    The Executive agrees (whether during or after the Executive's employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers, customers, or shareholders of the Company or its affiliates, unless giving truthful testimony under subpoena or as otherwise required by law. The Company agrees not to and shall not authorize, direct or encourage any of its officers, directors, employees, partners or shareholders to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Executive or in any way impugn Executive's reputation.

8.    Inventions and Patents.

8.1    The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by her during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

8.2    If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within six (6) months after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

8.3    The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

9.    Intellectual Property.

9.1    The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with her employment during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

10.    Notices.

10.1    All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:
Faneuil, Inc.
2 Eaton Street, Suite 1007
Hampton, VA 22669
If to the Executive, to:
Anna Van Buren
9671 25th Bay
Norfolk, VA

11.    Governing Law; Dispute Resolution.

11.1    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws provisions. Any controversy or claim arising out of or relating to Section 5 of this Agreement (or the breach thereof) shall be resolved by an action commenced in the United States District Court for the Southern District of New York or the State Court of New York if that court lacks subject matter jurisdiction; additionally each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such courts or that such courts are an inconvenient forum and acknowledges that service of process may be made by prepaid certified mail or overnight courier delivery of a copy thereof to the addresses stated in Section 10 above.

12.    General.

12.1    Continuation of Employment. Unless the parties otherwise agree in writing, continuation of the Executive's employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated "at will" by the Executive or the Company.
12.2    Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
12.3    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive's employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive's employment by the Company or any of its affiliates, including but not limited to the Prior Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
12.4    Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.
12.5    Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
12.6    Survival. To the extent necessary to give effect to such provisions, the provisions of this Agreement (including without limitation, Sections 5, 6, 7, 8, and 9 hereof) shall survive the termination hereof, whether such termination shall be by expiration of the Term or otherwise. This Section 12.6 imposes no additional obligations and/or restrictions on the Executive other than those set forth in this Agreement.
12.7    Formalities; Authorization. All corporate formalities necessary to make this Agreement a binding agreement of the Company have been undertaken and approved. When executed and delivered on behalf of the Company, it shall be bound thereby, and the execution, delivery and performance of this Agreement are fully and duly authorized, and not prohibited by any law, rule, regulation, resolution, contract, court or administrative order or decree to which the Company is a party, or by which it is bound. The person executing this Agreement on behalf of the Company represents and warrants that he or she is fully authorized to do so.
12.8    Facsimile; Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.    Subsidiaries and Affiliates.

13.1    As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

14.    Section 409A.

14.1    This Agreement is intended to satisfy the requirements of Section 409A of the Code ("Section 409A") with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.

14.2    To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, that constitutes a "deferral of compensation" subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of the Executive's employment would be subject to the Section 409A additional tax because the Executive is a "specified employee" (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to the Executive on the earlier of the first day following the six (6) month anniversary of the Executive's termination of employment or death.

14.3    Any payment or benefit due upon a termination of the Executive's employment that represents a "deferral of compensation" within the meaning of Section 409A shall be paid or provided to the Executive only upon a "separation from service" as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

14.4    Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive's "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive's "separation from service" occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit."

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FANEUIL, INC.

By:
Name:
Title:

EXECUTIVE

Anna Van Buren

Schedule A

Targeted Cumulative Consolidated EBITDA

Targeted Consolidated EBITDA for 2010	$7,500,000
Targeted Consolidated EBITDA for 2011	$7,500,000
Targeted Consolidated EBITDA for 2012	$7,500,000
Targeted Cumulative Consolidated EBITDA	$22,500,000